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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported )  March 21, 1997
                                                   --------------



                           CINCINNATI MICROWAVE, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

           Ohio                        0-13136                  31-0903863
----------------------------         -------------         --------------------
(State or other jurisdiction         (Commission             (I.R.S. Employer
    of incorporation)                 File Number)          Identification No.)

  One Microwave Plaza, Cincinnati, Ohio                         45249-9502
--------------------------------------------         --------------------------
    (Address of principal executive office)                     (Zip Code)

Registrant's telephone number, including area code         (513) 489-5400
                                                     --------------------------


--------------------------------------------------------------------------------
     (Former name, former address and former fiscal year, if changed since last report)


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Form 8-K                                             Cincinnati Microwave, Inc.

Item 5.   Other Events
          ------------

     ASSET PURCHASE AGREEMENT

Cincinnati Microwave announced that it signed an Asset Purchase Agreement with Escort Acquisition Corp. ("EAC") to purchase substantially all of the assets of the Company's radar detector business and its real property for $10.9 million plus the aggregate amount of certain interim advances. Escort Acquisition Corp. is a company owned by Matthew Coleman, a Chicago-area businessman. On Friday, March 21, 1997 the Company filed a motion with the United States Bankruptcy Court, Southern District of Ohio, Western Division, for an order (i) granting authority to sell the assets to EAC pursuant to Section 363 of the Bankruptcy Code, (ii) establishing auction procedures and (iii) setting a hearing date of April 7 on the sale of assets.

Cincinnati Microwave has been entertaining bids for its various businesses following its filing on February 14, 1997 for protection from its creditors under chapter 11 of the U.S. Bankruptcy Code. It has received preliminary offers, including offers for the entire business and offers for portions of its business, such as its detector, cordless phone and wireless modem businesses. The Company believes the offer from Escort Acquisition Corp. appears to be the best offer in order to maximize the return to the unsecured creditors.

The Company is continuing its efforts to find purchasers for the remainder of its assets, its phone and modem businesses, and to determine whether a plan of reorganization is possible. Based on its efforts to date, it appears that, even if the Company were able to reorganize and emerge from bankruptcy, there is little likelihood that any plan of reorganization would provide any or more than only minimum value to its existing shareholders.

     OUTSIDE DIRECTOR

The Company has appointed E. Ted Springstead to its board of directors as of March 24, 1997. The appointment of Springstead brings the total number of directors on the board to four.

Mr. Springstead, 62, has been a management consultant for high-technology companies in the USA, Asia and Europe since 1993. He has experience with various major world-wide corporations, such as Harman International, Wang Laboratories, State Of The Art, Inc. and Sony Corporation. Between 1987 and 1992 Springstead was Senior Vice President - Market Operations and Services at Amdahl Corporation in Sunnyvale, California. Mr. Springstead holds a Master of Business Administration Degree and a Bachelor of Science in Mechanical Engineering from Northwestern University.


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     FINANCIAL RESULTS

Cincinnati Microwave also reported unaudited results for its fourth quarter and fiscal year ended December 29, 1996. For the year, unaudited net sales were $56.8 million compared with $79.2 million in the prior year. The 1996 unaudited net loss was $28.4 million, or $1.80 per share, including write offs of $12.1 million or 77 cents per share, compared to a loss of $13.0 million, or 90 cents per share, in fiscal 1995. For the fourth quarter, unaudited net sales were $10.3 million vs. $24.4 million in 1995, while the net loss increased to $15.6 million, or 99 cents per share, including writeoffs of $10.9 million or 69 cents per share, from a loss of $9.0 million, or 58 cents per share, in 1995.

In 1996, the Company had a significant loss due to a number of factors. Net sales were down 28 percent due to weak retail sales and the declining radar detector market. Margins were impacted by lower production volume, which impacted factory utilization and efficiency. The write offs of $12.1 million related primarily to a $4.3 million write down of land and buildings to their estimated net realizable value, write offs totaling $6.0 million of obsolete and excess inventories, and a $1.2 million write off of accounts receivable from a former distributor. In 1995 the write down for excess and obsolete inventory totaled $4.4 million.

     SHAREHOLDER LITIGATION SETTLEMENT

The Company announced that the U.S. District Court approved on Friday, March 21, 1997, an amended settlement of the pending class action lawsuit against the Company's officers, directors and underwriters. The litigation remains pending against the Company subject to the Bankruptcy Court's approval of a settlement against the Company, which is being modified to substitute an unsecured claim against the Company in the bankruptcy proceedings of $600,000 in lieu of the one million dollars in common shares that the Company otherwise was to contribute to the settlement.


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Form 8-K                                             Cincinnati Microwave, Inc.

Item 7.   Financial Statements and Exhibits
          ---------------------------------

(c) Exhibits.

         99(i) - Asset Purchase Agreement between Cincinnati Microwave, Inc. and Escort Acquisition Corp. without Exhibits and Schedules. (A list of the Exhibits and Schedules is attached.)

         99(ii) - Agreement to provide omitted Exhibits and Schedules upon request.

         99(iii) - Press release of Cincinnati Microwave, Inc. dated March 24, 1997.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Cincinnati Microwave, Inc. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

March 21, 1997

                                 CINCINNATI MICROWAVE, INC.


                                 By /s/ Kurt H. Stump
                                    -------------------------------
                                    Kurt H. Stump
                                    Vice President and Chief Financial Officer/
                                    Treasurer/Secretary